                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)


Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                  LBP, INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/x/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                                   LBP, INC.
                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                               ------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 20, 1999

                               ------------------

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of LBP, INC., formerly known as Leslie Building Products, Inc. (the "Company"), will be held at the Park Avenue Center Room, The Waldorf-Astoria Hotel, 301 Park Avenue, New York, N.Y. 10022 on May 20, 1999 at 10:00 o'clock A.M., for the following purposes:

          (1) To elect a Board of four Directors;

          (2) To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 1999; and

          (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company's Common Stock at the close of business on the 15th day of April, 1999 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and at the offices of the Company's transfer agent, ChaseMellon Shareholder Services, L.L.C., 85 Challenger Road, Overpeck Center, Ridgefield Park, New Jersey 07660, and will be available for inspection at the time of the meeting, at the place thereof.

                                          By Order of the Board of Directors

                                                   EDWARD W. ROSE, III
                                          Chairman of the Board of Directors
Dated: April 20, 1999
       White Plains, N.Y.
________________________________________________________________________________

                       NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND RETURN THE ENCLOSED
    PROXY SO THAT YOU WILL BE REPRESENTED. A POST-PAID ENVELOPE IS ENCLOSED
                             FOR YOUR CONVENIENCE.
________________________________________________________________________________

                                   LBP, INC.
                             200 MAMARONECK AVENUE
                          WHITE PLAINS, NEW YORK 10601

                            ------------------------

                                PROXY STATEMENT

                            ------------------------

     The accompanying Proxy is solicited by Management of LBP, Inc., a Delaware corporation, formerly known as Leslie Building Products, Inc. (the "Company"), for use at the Annual Meeting of Stockholders to be held at the Park Avenue Center Room, The Waldorf-Astoria Hotel, 301 Park Avenue, New York, N.Y. 10022 on May 20, 1999 at 10:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), at the close of business on April 15, 1999 shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by Management, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date. The Proxies will be voted at the meeting for the Directors set forth herein in the manner indicated (see "ELECTION OF DIRECTORS"), and if no contrary instructions are indicated, in favor of the other matters set forth herein; if specific instructions are indicated, the Proxies will be voted in accordance therewith. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 21, 1999.

     The Annual Report to Stockholders of the Company for the year ended December 31, 1998 is being mailed herewith to each stockholder of record.

     THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1998, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SCHEDULE THERETO) WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 421-2545.

                                  THE COMPANY

     The Company was incorporated under the laws of Delaware on February 16, 1994. The Company's principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 421-2545.

     On April 19, 1994, the Board of Directors of Drew Industries Incorporated ("Drew"), the parent company of the Company at that time, approved a plan to transfer the stock of its subsidiary, Leslie-Locke, Inc. ("Leslie-Locke," now known as Prime Acquisition Corp.), to the Company and to distribute the common stock of the Company to Drew's stockholders on a one-for-one basis (the "Spin-off"). The transfer of the stock of Leslie-Locke to the Company was effective May 10, 1994, and the Spin-off was effective July 29, 1994. Since the Spin-off, the Company has been a stand-alone company, the Common Stock of which is traded on the OTC Bulletin Board (symbol: LBPI).

     Pursuant to a Shared Services Agreement, following the Spin-off, Drew and the Company share certain administrative functions and employee services, such as management overview and planning, tax preparation, financial reporting, coordination of the independent audit, stockholder relations, and regulatory matters. Drew is reimbursed by the Company for the fair market value of such services. The agreement was extended to December 31, 1999. For the fiscal year ended December 31, 1998, the cost of such services to the Company was $512,000. See "ELECTION OF DIRECTORS--Executive Compensation."

     On November 12, 1997, the Company announced that its Board of Directors was considering strategic alternatives for the Company's long-range business plans. In this connection, the Company retained Harris Williams & Co. to assist in evaluating, and possibly disposing of, all or certain of the three major operating divisions of the Company's sole operating subsidiary, Leslie-Locke, a manufacturer and marketer of a wide variety of specialty building products for the professional and do-it-yourself remodeling and residential construction industry.

     The Board's decision was motivated by the Company's desire to achieve greater per share value for its stockholders. The home improvements products business is in the midst of fundamental changes, including the rapid consolidation of manufacturers and retailers, resulting in intense competitive pressure. As a result, the Company's Board of Directors believed that the goal of increased per share return to its stockholders was unlikely to be realized in the near future. Although operating management was optimistic about the growth opportunities available to Leslie-Locke, the Board of Directors believed that these opportunities could best be realized by a significantly larger company which is in a better position than the Company to compete in the changing industry. In connection with its decision concerning Leslie-Locke, the Board of Directors adopted resolutions regarding the Company's intent that, subsequent to the sale of assets, Leslie-Locke would acquire an operating company and would be engaged in a business other than that of investing, reinvesting or trading securities, as soon as it is reasonably possible.

     Almost 300 potential buyers were contacted by Harris Williams & Co. and were provided with preliminary information concerning the assets and businesses for sale. Those potential buyers which expressed interest were provided with a confidential memorandum describing in detail the operations of Leslie-Locke's three business units. Twelve of these buyers attended presentations by management, and eight submitted bids for all or part of the assets and businesses for sale. The Company considered (i) price, (ii) payment terms, (iii) "caps," "baskets," escrow requirements, and time periods relating to Leslie-Locke's liability for representations and warranties, (iv) financing considerations, and (v) exclusivity requirements of buyers. After consideration of these and other factors, four bidders were selected as "finalists." After further negotiations with these bidders, Building Materials Corporation of America, d/b/a GAF Materials Corporation, was selected as the most desirable purchaser.

     Pursuant to an Asset Purchase Agreement, dated May 26, 1998 (the "Agreement"), Leslie-Locke sold substantially all of its net assets to LL Building Products, Inc., a newly-formed Delaware subsidiary of Building Materials Corporation of America, d/b/a GAF Materials Corporation. The purchase price was approximately $44 million in cash. The transaction was consummated on June 18, 1998 (the "Closing Date"), as of May 31, 1998. Immediately after the closing of the transaction, the name of Leslie-Locke was changed to Prime Acquisition Corp. ("Prime") and the name of the Company was changed from Leslie Building Products, Inc. to LBP, Inc. From this point throughout this Proxy Statement, Leslie-Locke is referred to as Prime, unless the context otherwise requires.

     After payment of all its outstanding debt, closing costs, and income taxes, approximately $28 million of the proceeds of the sale are available to acquire other businesses and for certain other purposes. Stockholders' equity at December 31, 1998 was $23.4 million, or $4.89 per share. Pursuant to the Agreement, $25 million of such proceeds was deposited in escrow for two years from the Closing Date, initially invested primarily in liquid U.S. Treasury money market accounts. However, approximately $21 million of the escrow deposit may be released from escrow and used by Prime at any time to acquire other businesses, for certain investments, and for certain other permitted payments.

RECENT EVENT

     On December 22, 1998, Prime purchased 800,000 shares of the Series B 10.5% Cumulative Convertible Preferred Stock, liquidation preference $25 per share (the "Preferred Stock"), of Impac Mortgage Holdings, Inc. ("IMH"). The purchase price for the Preferred Stock was $20,000,000, which was withdrawn from the escrow deposit, and the Preferred Stock was deposited in escrow. The Preferred Stock is convertible into the Common Stock of IMH at $4.95 per share, or an aggregate of 4,040,000 shares, representing 13.2% of IMH. The Common Stock of IMH is traded on the American Stock Exchange (symbol: IMH). The conversion price may be adjusted downward if, among other things, certain earning levels are not attained by IMH through June 30, 1999. In addition, Prime is entitled to receive as a dividend each quarter, payable in cash or shares of IMH Common Stock, the higher of 10.5% or the amount paid as dividends to common stockholders of IMH.

     IMH is a publicly-owned specialty finance company, which, together with its subsidiaries and related companies, operates three businesses: (1) the Long-Term Investment Operations, (2) the Conduit Operations, and (3) the Warehouse Lending Operations. The Long-Term Investment Operations invests primarily in non-conforming residential mortgage loans and securities backed by such loans. The Conduit Operations purchases and sells or securitizes primarily non-conforming mortgage loans, and the Warehouse Lending Operations provides warehouse and repurchase financing to originators of mortgage loans. IMH is organized as a real estate investment trust ("REIT") for federal income tax purposes, which generally allows it to pass through qualified income to stockholders without federal income tax at the corporate level.

     The investment in IMH was made in order for the Company to enhance stockholder value while efforts to acquire an operating company continue. In that regard, on December 17, 1998, the Company's Board of Directors reaffirmed the previously adopted resolutions regarding the Company's intent that Prime be engaged in a business other than that of investing, reinvesting or trading in securities, as soon as it is reasonably possible.

                               VOTING SECURITIES

     The Company had outstanding on the record date 4,932,390 shares of Common Stock. Each holder of Common Stock is entitled to one vote for each share of stock held.

PRINCIPAL HOLDERS OF VOTING SECURITIES

     Set forth below is information with respect to each person known to the Company on April 15, 1999 to be the beneficial owner of more than five percent of any class of the Company's voting securities, which consists of Common Stock only (including options):

                                      AMOUNT AND
                                      NATURE OF       APPROXIMATE
         NAME AND ADDRESS             BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER           OWNERSHIP         CLASS
-----------------------------------   ----------      -----------
Edward W. Rose, III (1) ...........   1,694,092(2)(3)     34.0%
  500 Crescent Court
  Dallas, Texas 75201

------------------
(1) The person named has sole voting and investment power with respect to such shares.

(2) See "VOTING SECURITIES--Security Ownership of Management."

(3) Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the "Exchange Act") on August 8, 1994 (as amended on June 2, 1995), the above-named person, together with certain other persons and entities, jointly filed a single Schedule 13-D Statement with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

SECURITY OWNERSHIP OF MANAGEMENT

     Set forth below is information with respect to beneficial ownership at April 15, 1999 of the Common Stock (including options) by each Director and nominee and by all Directors, nominees and Executive Officers of the Company as a group.

                                      AMOUNT AND
                                      NATURE OF       APPROXIMATE
         NAME AND ADDRESS             BENEFICIAL      PERCENT OF
        OF BENEFICIAL OWNER           OWNERSHIP         CLASS
-----------------------------------   ----------      -----------
Leigh J. Abrams (1) ...............     111,527(2)         2.2%
  200 Mamaroneck Avenue
  White Plains, New York 10601
Edward W. Rose, III (1) ...........   1,694,092(3)        34.0%
  500 Crescent Court
  Dallas, Texas 75201
James F. Gero (1) .................      70,400(4)         1.4%
  11900 North Anna Cade Road
  Rockwall, Texas 75087
Marshall B. Payne (1) .............     145,850(5)         2.9%
  500 Crescent Court
  Dallas, Texas 75201
All Directors and Executive
  Officers as a group (7 persons
  including the above-named).......   2,066,569(6)(7)     41.4%

------------------
(1) Pursuant to Rules 13-1 (f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on August 8, 1994 (as amended on June 2, 1995), the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2) Mr. Abrams has sole voting and investment power with respect to the shares owned by him. Includes 4,002 shares of Common Stock held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of his children. Mr. Abrams disclaims any beneficial interest in the shares held as Custodian. In May 1995, Mr. Abrams was granted an option pursuant to the Company's Stock Option Plan to purchase 10,000 shares of Common Stock at $1.55 per share. Although no part of such option has been exercised, all shares subject to such option are included in the above table as beneficially owned.

(3) Mr. Rose has sole voting and investment power with respect to the shares owned by him. Includes 42,000 shares owned by each of Cardinal Investment Company, Inc. Pension Plan and Cardinal Investment Company, Inc. Profit Sharing Plan, of each of which Mr. Rose is Trustee. Mr. Rose has the power to vote and dispose of such shares. Excludes 36,100 shares of Common Stock held in trust for the benefit of Mr. Rose's daughter. Mr. Rose disclaims any beneficial interest in such shares. Mr. Rose's wife has sole voting and investment power with respect to such shares and an additional 300 shares owned by her of record. As a member of the Stock

                                              (Footnotes continued on next page)

(Footnotes continued from previous page)

    Option Committee, Mr. Rose was automatically awarded the following options to purchase shares of Common Stock: on December 31, 1994, 5,000 shares at $2.26 per share; on December 31, 1995, 2,500 shares at $2.2125 per share; on December 31, 1996, 2,500 shares at $3.208 per share; on December 31, 1997, 2,500 shares at $2.046 per share; and on December 31, 1998 2,500 shares at $3.179 per share. See "ELECTION OF DIRECTORS--Stock Option Plan." Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(4) Mr. Gero shares voting and investment power with respect to such shares with his wife. As a member of the Stock Option Committee, Mr. Gero was automatically awarded the following options each of which is to purchase 2,500 shares of Common Stock: on December 31, 1995 at $2.2125 per share; on December 31, 1996 at $3.208 per share; on December 31, 1997 at $2.046 per share; and on December 31, 1998 at $3.179 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(5) Mr. Payne has sole voting and investment power with respect to 132,100 of such shares, including 2,000 shares held by Payne & Madole, a general partnership. In addition, Mr. Payne has beneficial ownership of 3,750 shares representing a 25% interest in 15,000 shares held by Scout Ventures, a general partnership. As a member of the Stock Option Committee, Mr. Payne was automatically awarded the following options each of which is to purchase 2,500 shares of Common Stock: on December 31, 1995 at $2.2125 per share; on December 31, 1996 at $3.208 per share; on December 31, 1997 at $2.046 per share; and on December 31, 1998 at $3.179 per share. Although no part of such options has been exercised, all shares subject to such options are included in the above table as beneficially owned.

(6) Includes 56,500 shares subject to options.

(7) Ralph C. Pepper, a director of the Company from July 1994, and President of Leslie-Locke from 1989, resigned as a director of the Company and as an officer of Leslie-Locke on June 18, 1998 in connection with the sale of Leslie-Locke's assets. Mr. Pepper became employed by the purchaser. Mr. Pepper had sole voting and investment power with respect to 89,933 shares of Common Stock as of the date of the sale of Leslie-Locke's assets. In December 1994, Mr. Pepper was granted an option pursuant to the Company's Employee Stock Option Plan to purchase 50,000 shares of Common Stock at $1.663 per share, which option was exercised on January 29, 1999.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 1998 all such filing requirements applicable to its officers and directors (the Company not being aware of any ten percent holder other than Edward W. Rose, III, a director) were complied with.

                           I.  ELECTION OF DIRECTORS

     It is proposed to elect a Board of four directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by Management. Management has no reason to believe that any of the named nominees will be unable or unwilling to serve. Election of directors by holders of the Common Stock will be by a plurality of the votes cast at the meeting, in person or by proxy, by holders of the Common Stock entitled to vote at the meeting.

     The following table lists the current directors of the Company and the nominees proposed by Management for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them and their principal occupations, in each case as furnished by them to the Company.

     NAME AND AGE                                     DIRECTOR
      OF NOMINEE                  POSITION             SINCE
----------------------   --------------------------   --------
Leigh J. Abrams ......   President, Chief Executive     1994
  (Age 56)                 Officer and Director.
Edward W. Rose, III ..   Chairman of the Board of       1994
  (Age 58)                 Directors.
James F. Gero ........   Director.                      1994
  (Age 54)
Marshall B. Payne ....   Director.                      1994
  (Age 42)

     LEIGH J. ABRAMS, for more than the past five years has also been President, Chief Executive Officer and a Director of Drew.

     EDWARD W. ROSE, III, for more than the past five years, has been President and principal stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also serves as a director of the following public companies:
Liberte Investors Inc., engaged in real estate loans and investments; and ACE Cash Express, Inc., engaged in check cashing services. Mr. Rose is also Chairman of the Board of Drew.

     JAMES F. GERO, since March 1992, has been Chairman and Chief Executive Officer of Sierra Technologies, Inc., a manufacturer of defense systems technologies. From July 1987 to October 1989, Mr. Gero was Chairman and Chief Executive Officer of Varo, Inc., a manufacturer of defense electronics, and from 1985 to 1987, Mr. Gero was President and Chief Executive Officer of Varo, Inc. Mr. Gero also serves as a director of the following public companies: Orthofix International NV, an international supplier of orthopedic devices for bone fixation and stimulation; and Spar Aerospace Ltd., engaged in space robotics, communications equipment and aerospace products and services. Mr. Gero is also a director of Drew.

     MARSHALL B. PAYNE, for more than the past five years, has been Vice President of Cardinal Investment Company, Inc., an investment firm. Mr. Payne also serves as a director of the following public companies: ACE Cash Express, Inc., engaged in check cashing services; and Restoration Hardware, Inc., a specialty retailer of home furnishings.

     FREDRIC M. ZINN, not a nominee for election as a director, has been Chief Financial Officer of the Company since August 1994 and has also served as Chief Financial Officer of Drew for more than the past five years. Mr. Zinn is a Certified Public Accountant.

     HARVEY J. KAPLAN, not a nominee for election as a director, has been Secretary and Treasurer of the Company since August 1994 and has also served as Secretary and Treasurer of Drew for more than the past five years. Mr. Kaplan is a Certified Public Accountant.

     RALPH C. PEPPER, a director of the Company from July 1994, and President of Leslie-Locke from 1989, resigned as a director of the Company and as an officer of Leslie-Locke on June 18, 1998 in connection with the sale of Leslie-Locke's assets. Mr. Pepper became employed by the purchaser.

     Directors of the Company serve until the Company's next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no Executive Officer or director is related by blood, marriage or adoption to any other. Each of the nominees named above was elected to his present term of office at the Annual Meeting of Stockholders held on May 21, 1998. During the year ended December 31, 1998, the Board of Directors held seven meetings. All directors attended all meetings of the Board of Directors, except that Mr. Payne did not attend two meetings.

     The Company has an Audit Committee of the Board of Directors consisting of Messrs. Rose, Abrams and Gero. The functions of the Audit Committee are to review the Company's annual and quarterly reports, review the independence of and ratify the selection of the independent auditors for the Company, conduct pre-audit and post-audit reviews with both financial management and the independent auditors, and assist in the development of the Company's annual business plan. The Audit Committee held one meeting during the year ended December 31, 1998.

     The Company has a Stock Option Plan Committee, consisting of Messrs. Rose, Gero and Payne, to determine and designate officers, directors and key employees of the Company and of Prime who are to be granted options, the number of shares subject to options, the nature and terms of the options to be granted, and to otherwise administer the Employee Stock Option Plan. Members of the Stock Option Plan Committee automatically receive options pursuant to the Employee Stock Option Plan under certain circumstances. See "ELECTION OF DIRECTORS--Executive Compensation--Stock Option Plan." The Stock Option Plan Committee held one meeting during the year ended December 31, 1998.

     The Company has a Compensation Committee of the Board of Directors consisting of Messrs. Rose and Gero. The functions of the Compensation Committee are to develop compensation policies with respect to the Company's and Prime's executive officers based, in part, on performance-related criteria, and to make recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Compensation Committee held one meeting during the year ended December 31, 1998.

EXECUTIVE COMPENSATION

     Each of the Company's executive officers is an officer of Drew and is compensated by Drew. The Company does not compensate its executive officers; however, pursuant to the Shared Services Agreement, the Company reimburses Drew for the fair market value of the services rendered by such persons. The Company and Drew have agreed that the aggregate fair market value of the services rendered to the Company during the year ended December 31, 1998 was $512,000, including the fair market value of support staff and office expenses. See "THE COMPANY."

     Pursuant to an agreement, Leigh J. Abrams, President and Chief Executive Officer of the Company, is entitled to receive an incentive bonus equal to 2 1/2% of the Company's annual income before income taxes and extraordinary items, subject to certain adjustments. No incentive compensation was payable for 1996 or 1997. For 1998, Mr. Abrams received incentive compensation of $324,778, of which $267,726, paid by the Company, resulted from the sale of Leslie-Locke's assets, and the balance of $57,052, paid by Drew and charged to the Company pursuant to the Shared Services Agreement, resulted from income from operations and investments. The incentive bonus paid to Mr. Abrams is net of $82,000 allocated by Mr. Abrams to other Drew employees who rendered services to the Company.

     Summary Compensation

     The following table sets forth the annual and long-term cash and noncash compensation for each of the last three calendar years, awarded to or earned by Leigh J. Abrams, President and Chief Executive Officer and a director of the Company, and by Ralph C. Pepper, President of Leslie-Locke, and a director of the Company until June 18, 1998:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                      ANNUAL COMPENSATION             COMPENSATION
                               -----------------------------------   ---------------
NAME AND PRINCIPAL  CALENDAR                          OTHER ANNUAL   NUMBER OF STOCK   ALL OTHER
  POSITION           YEAR       SALARY     BONUS      COMPENSATION   OPTIONS AWARDED   COMPENSATION
------------------  --------   --------   --------    ------------   ---------------   ------------
Leigh J. Abrams...    1998     $      0   $324,778(1)   $      0              0          $    0
  President and       1997            0          0             0              0               0
  Chief Executive     1996            0          0             0              0               0
  Officer of the
  Company

Ralph C. Pepper...    1998       62,500    378,800(2)      1,772              0               0
  President of        1997      150,000     88,300(2)      1,375              0           1,800
  Leslie-Locke        1996      150,000    126,975         1,395              0           2,001

------------------
(1) For 1998, Mr. Abrams received incentive compensation equal to 2 1/2% of the Company's income before income taxes, subject to certain adjustments. Of such amount, $57,052 was paid by Drew and charged to the Company pursuant to the Shared Services Agreement.

(2) For 1997, Mr. Pepper received a bonus of $88,300, $38,300 of which was based on Leslie-Locke's operating profit (as defined) and $50,000 of which was discretionary. For 1998, Mr. Pepper received a bonus of $378,800, $128,800 of which was based on Leslie-Locke's operating profit (as defined) and $250,000 of which was a stay bonus related to the sale of Leslie-Locke's assets.

STOCK OPTION PLAN

     The Company maintains an Employee Stock Option Plan (the "Stock Option Plan") pursuant to which the Company may grant officers, directors and key employees of the Company and of Prime options to purchase Common Stock. The Stock Option Plan provides for the grant of stock options that qualify as incentive stock options ("ISOs") under Section 422 of the Code and non-qualified stock options.

     Under the Stock Option Plan, the Stock Option Committee (the "Committee") is authorized to grant options to purchase up to an aggregate of 300,000 shares of Common Stock, of which currently 50,000 shares are allocated to members of the Committee and 250,000 shares are allocated to eligible employees, non-employee directors and non-employee officers, subject to maximum options to purchase 50,000 shares granted to any one eligible employee. The Committee has sole and complete authority to determine the individuals eligible to receive stock options under the Stock Option Plan, and to determine the number of stock options to be granted to eligible individuals, as well as the terms and conditions under which grants will be made (including limitations, restrictions or prohibitions upon the exercise of stock options). The Committee determines the period for which each stock option may be exercisable, but in no event may a stock option be exercisable more than 10 years from the date of grant thereof. The number of shares available under the Stock Option Plan, and the exercise price of options granted under the Stock Option Plan, are subject to adjustments that may be made by the Committee to reflect stock splits, stock dividends, recapitalizations, mergers, or other major corporate action.

     The exercise price for options granted under the Stock Option Plan is determined by the Committee in its sole discretion; provided, however, in the case of an ISO granted to an optionee, the exercise price will be at least equal to 100% of the fair market value of the shares subject to such option on the date of grant. The exercise price may be paid in cash or in shares of Common Stock. Options granted under the Stock Option Plan become exercisable in annual installments determined by the Committee and are also subject to performance criteria.

     Each Committee Member is automatically awarded an option ("Formula Option") to purchase 2,500 shares of Common Stock on the December 31st of each year in which such Committee Member has served not less than 12 consecutive months as a director of the Company. Such Formula Options immediately vest and are exercisable during the five year period following the date of grant. The purchase price of Common Stock subject to such Formula Options is not less than 100% of the fair market value of the shares subject to option on the date such Formula Option is granted, subject to adjustment as provided in the Stock Option Plan.

OPTION GRANTS IN 1998

     No options were granted to Messrs. Pepper or Abrams during 1998. The following table summarizes the Formula Option automatically granted during 1998 to the Chairman of the Board of the Company.

                                                                                  POTENTIAL
                                                                               REALIZABLE VALUE
                                         INDIVIDUAL GRANTS                        AT ASSUMED
                         --------------------------------------------------    ANNUAL RATES OF
                         NUMBER OF     % OF TOTAL                                   PRICE
                           SHARES       OPTIONS                                APPRECIATION FOR
                         UNDERLYING    GRANTED TO                                OPTION TERM
                          OPTIONS      EMPLOYEES     EXERCISE    EXPIRATION    ----------------
         NAME             GRANTED       IN 1998       PRICE        DATE          5%       10%
----------------------   ----------    ----------    --------    ----------    ------    ------
Edward W. Rose, III...      2,500         33.3%      $ 3.179      12/31/03     $2,195    $4,853

OPTION-EXERCISES IN 1998 AND YEAR-END VALUES

     The following table presents the value of unexercised options, at December 31, 1998, held by Mr. Pepper, by those executive officers compensated by Drew pursuant to the Shared Services Agreement, and by the Chairman of the Board of the Company. No stock options were exercised by these persons during 1998.

                               NUMBER OF           VALUE OF UNEXERCISED
                         SECURITIES UNDERLYING        IN-THE-MONEY
                         UNEXERCISED OPTIONS AT        OPTIONS AT
                           DECEMBER 31, 1998       DECEMBER 31, 1998(1)
                            EXERCISABLE (E)          EXERCISABLE (E)
         NAME              UNEXERCISABLE (U)        UNEXERCISABLE (U)
----------------------   ----------------------    --------------------
Ralph C. Pepper.......           50,000(E)                $ 82,475(E)
Edward W. Rose, III...           15,000(E)                $ 11,774(E)
Leigh J. Abrams.......            6,000(E)                $ 10,575(E)
                                  4,000(U)                $  7,050(U)
Fredric M. Zinn.......            4,500(E)                $  7,931(E)
                                  3,000(U)                $  5,288(U)
Harvey J. Kaplan......            1,200(E)                $  2,115(E)
                                    800(U)                $  1,410(U)

------------------
(1) Market value of Common Stock at December 31, 1998 ($3.3125) minus the exercise price.

     In connection with the sale of Leslie-Locke's assets on June 18, 1998, the Company accelerated to June 18, 1998 the exercise date of all non-vested options held by officers and employees of Leslie-Locke whose employment by Leslie-Locke was terminated, and permitted exercise of such options until January 31, 1999 even though such persons were not employees of Leslie-Locke on the exercise date. Accordingly, through January 31, 1999, options to exercise 154,000 shares were exercised at $1.66 per share.

OTHER BENEFIT PLANS

     Leslie-Locke established a noncontributory defined benefit pension plan (the "Pension Plan"), which covered substantially all of its salaried employees. Ralph C. Pepper, formerly a director of the Company, was a participant in the Pension Plan.

     Leslie-Locke also established a Supplemental Executive Retirement Plan ("SERP") which covered certain of its key executives. Ralph C. Pepper, formerly a director of the Company, was a participant in the SERP. Immediately prior to the sale of Leslie-Locke's assets, the SERP was terminated.

     The purchaser of Leslie-Locke's assets assumed the assets and liabilities of the Pension Plan and the SERP, subject to certain limitations.

COMPENSATION OF DIRECTORS

     Edward W. Rose, III, Chairman of the Board of Directors, receives an annual director's fee of $24,000, payable $2,000 per month, plus $1,000 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting. James F. Gero and Marshall B. Payne each receive an annual director's fee of $9,000, payable $750 per month, plus $500 for attendance at each meeting of the Board of Directors and $500 for attendance at each Committee meeting.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

     Pursuant to a non-competition agreement dated August 28, 1985, Ralph C. Pepper, formerly President of Leslie-Locke and a director of the Company, was entitled to receive as severance pay in the event of the termination of his employment by Leslie-Locke, an amount equal to two years' salary. The purchaser of Leslie-Locke's assets assumed this obligation.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No executive officer of the Company serves on the Compensation Committee, and there are no "interlocks," as defined by the Securities and Exchange Commission.

                      REPORT OF THE COMPENSATION COMMITTEE

COMPENSATION POLICY

     The Compensation Committee of the Board of Directors (the "Committee") consists of two non-employee directors, Edward W. Rose, III and James F. Gero. The Committee has the responsibility of developing the policies which govern compensation for executive officers, and making recommendations to the Board of Directors regarding compensation of executive officers in accordance with such policies. The Company does not compensate its executive officers, each of whom is an officer of Drew, except for incentive compensation paid to the Company's Chief Executive Officer. However, pursuant to the Shared Services Agreement, the Company reimburses Drew for the fair market value of the services rendered by such persons. See "THE COMPANY" and "ELECTION OF DIRECTORS--Executive Compensation."

     During 1998, the Company's executive compensation policy was designed to enable the Company to attract, motivate and retain senior management by providing a competitive compensation opportunity based significantly on performance. The objective was to provide fair and equitable compensation to senior management in a way that rewards management for reaching and exceeding objectives. The compensation policy linked a significant portion of executive compensation to the Company's performance, recognized individual contribution as well as overall business results, and aligned executive and stockholder interests. The primary components of the Company's executive compensation were base salary, performance-related incentive compensation, stock options and discretionary bonus. While the components of compensation are considered separately in this report, the Committee took into account the full compensation package provided to each of the executives, including pension benefits, severance obligations, insurance and other benefits.

     Each year the Committee will review the Company's compensation policy utilizing both internal and external sources of information, and analysis relating to corporate performance, total return to stockholders of comparable companies, and compensation afforded to executives by competitors of the Company. If appropriate, changes will be recommended.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF THE COMPANY IN 1998

     Pursuant to an agreement, Leigh J. Abrams, President and Chief Executive Officer of the Company, is entitled to receive an incentive bonus equal to 2 1/2% of the Company's annual income before income taxes and extraordinary items, subject to certain adjustments. No incentive compensation was paid to Mr. Abrams for 1996 or 1997. For 1998, Mr. Abrams received incentive compensation of $324,778, of which $267,726, paid by the Company, resulted from the sale of Leslie-Locke's assets, and the balance of $57,052, paid by Drew and charged to the Company pursuant to the Shared Services Agreement, resulted from income from operations and investments. The incentive bonus paid to Mr. Abrams is net of $82,000 allocated by Mr. Abrams to other Drew employees who rendered services to the Company.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER OF LESLIE-LOCKE IN 1998

     The compensation policy applied by the Company in establishing the compensation for Ralph C. Pepper, formerly the President of Leslie-Locke and a director of the Company until the sale of Leslie-Locke's assets on June 18, 1998, was essentially the same as for other senior executives of Leslie-Locke-- to provide a competitive compensation opportunity that rewards Company performance and recognizes individual contribution.

     For 1998, Mr. Pepper received base compensation of $62,500 plus a bonus of $378,800 of which $128,800 was an incentive bonus based on Leslie-Locke's operating profit (as defined) and $250,000 represented a stay bonus related to the sale of Leslie-Locke's assets. In addition, Mr. Pepper received medical and life insurance, and certain other benefits.

COMPENSATION OF EXECUTIVE OFFICERS OF LESLIE-LOCKE IN 1998

     As with the President, compensation of other executive officers of Leslie-Locke was intended to reward performance and recognize individual contribution.

STOCK OPTIONS

     The Company's Stock Option Plan provides for the grant of options to officers, directors and key employees of the Company and Prime to purchase the Company's Common Stock. The options may qualify as incentive stock options or may be non-qualified stock options. The Stock Option Plan is administered by the Stock Option Committee. See "ELECTION OF DIRECTORS--Executive Compensation-- Stock Option Plan."

     During 1998, Formula Options to purchase an aggregate of 7,500 shares of Common Stock were automatically granted to three directors of the Company.

     Because all outstanding options under the plan have been granted at fair market value, any value which is ultimately realized by executive officers through stock options is based entirely on the Company's performance, reflected in the Company's results of operations, as perceived by investors in the Company's Common Stock who establish the price for the Common Stock on the open market.

CONCLUSION

     A significant portion of the Company's and Prime's executive compensation is linked directly to individual performance and Prime's operating results. The Committee intends to continue to determine compensation based upon these factors.

                                                  COMPENSATION COMMITTEE
                                                   Edward W. Rose, III
                                                      James F. Gero

COMPARATIVE STOCK PERFORMANCE

     The following graph compares, for the period from August 4, 1994 through the end of calendar year 1998, the cumulative stockholder return on the Common Stock of the Company with the cumulative return on the common stocks of the companies included in the Russell 2000 Index and on the common stocks of the companies included in the S & P Building Materials Index.

     The graph assumes investment of $100 on August 4, 1994 in the Company's Common Stock and on July 31, 1994 in the common stocks of the companies included in the Russell 2000 Index and the S & P Building Materials Index, and assumes that any dividends were reinvested.

               COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
                   AMONG LBP, INC., THE RUSSELL 2000 INDEX
                    AND THE S & P BUILDING MATERIALS INDEX

                             [PERFORMANCE GRAPH]

                           8/4/94    12/94    12/95    12/96    12/97    12/98
                           ------    -----    -----    -----    -----    -----
LBP, INC.                   $100     $110     $142     $200     $167     $221
RUSSELL 2000                 100      103      133      155      189      188
S & P BUILDING MATERIALS     100       94      127      152      185      197

    * $100 INVESTED ON 8/4/94 IN STOCK OR ON 7/31/94 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS.

      FISCAL YEAR ENDING DECEMBER 31.

CERTAIN TRANSACTIONS

     See "ELECTION OF DIRECTORS--Employment Contracts and Termination of Employment Arrangements."

INDEMNIFICATION

     The Company's Certificate of Incorporation (the "Certificate") provides for indemnification of directors and officers to the full extent permitted under Delaware Law. Delaware Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation, provided that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged not to be entitled to indemnification under such law.

     The Certificate also provides for indemnification of directors and officers of the Company against liabilities and expenses in connection with any legal proceedings to which they may be made a party or with which they may become involved or threatened by reason of having been an officer or director of the Company or of any other entity at the request of the Company. The Certificate generally provides that a director or officer of the Company (i) shall be indemnified by the Company for all expenses of such legal proceedings unless he has been adjudicated not to have acted in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Company, and
(ii) shall be indemnified by the Company for the expenses, judgments, fines and amounts paid in settlement and compromise of such proceedings. Indemnification will be made to cover costs of settlements and compromises if the Board of Directors determines by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Company), that such settlement or compromise is proper in the circumstances.

     The Certificate permits the payment by the Company of expenses incurred in defending a civil or criminal action in advance of its final disposition, subject to receipt of an undertaking by the indemnified person to repay such payment if it is ultimately determined that such person is not entitled to indemnification under the Certificate. No advance may be made if the Board of Directors determines, by a majority vote of a quorum consisting of disinterested directors (or, if such quorum is not obtainable, by a majority of the disinterested directors of the Company), that such person did not act in good faith in the reasonable belief that his action was in or not opposed to the best interest of the Company.

     The Certificate provides that no director shall be liable to the Company or its stockholders for monetary damages for breach of his fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unauthorized distributions and certain insiders' loans, or
(iv) for any transaction from which the director derived an improper personal benefit.

EMPLOYEE STOCK PURCHASE PLAN

     A total of 375,000 shares of Common Stock of the Company were made available for purchase by regular full-time employees of the Company under the 1995 Employee Stock Purchase Plan, of which 78,997 shares have been purchased. The Company currently has no full-time employees, and the Stock Purchase Plan has been inactive since the sale of Leslie-Locke's assets.

                          II. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment, by the Board of Directors, of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements of the Company for the year ending December 31, 1999. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 20, 1999 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 1999.

                       III. TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

                             STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May, 2000 must be received by the Company at its principal executive offices on or before February 1, 2000.

                                          By Order of the Board of Directors

                                                   EDWARD W. ROSE, III
                                          Chairman of the Board of Directors
April 20, 1999

                                   LBP, INC.

             PROXY FOR ANNUAL MEETING OF STOCKHOLDERS--MAY 20, 1999

                THIS PROXY IS SOLICITED ON BEHALF OF MANAGEMENT

      The undersigned, revoking any proxy heretofore given, hereby appoints LEIGH J. ABRAMS and FREDRIC M. ZINN, or either of them, proxies of the undersigned, with full power of substitution, with respect to all the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of LBP, Inc., to be held at the Park Avenue Center Room, The Waldorf-Astoria Hotel, 301 Park Avenue, New York, New York 10022 on May 20, 1999 at 10:00 A.M. and at any adjournment or postponement thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matter that may properly come before the meeting or any adjournment or postponement thereof.

                                (Continued and to be signed on the reverse side)

                             FOLD AND DETACH HERE

 The Board of Directors Recommends a Vote FOR Authority to Vote for Directors
                           and for Proposition "2"

           Please mark your votes as indicated in this example [x]

1. ELECTION OF DIRECTORS
   NOMINEES: EDWARD W. ROSE, III, LEIGH J. ABRAMS, JAMES F. GERO,
   MARSHALL B. PAYNE

   FOR all named nominees      WITHHOLD
   (except as indicated        AUTHORITY
   to the contrary below)      from nominees
          [ ]                    [ ]

  (INSTRUCTION: To withhold authority to vote for any individual nominee write that nominee's name on the space provided below.)

                ________________________________________________________________

2. TO RATIFY THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS.

   FOR   AGAINST   ABSTAIN
   [ ]     [ ]       [ ]

Please sign exactly as name appears hereon. If the stock is registered in the names of two or more persons each should sign. Executors, Administrators, Trustees, Guardians, Attorneys, and corporate officers should add their titles.

Please check if you plan to attend the meeting  [ ]


__________________________  __________________________  Dated: ___________, 1999
 SIGNATURE OF SHAREHOLDER    SIGNATURE OF SHAREHOLDER

Please mark boxes [x] in blue or black ink. This Proxy should be returned to:
ChaseMellon Shareholder Services, L.L.C., 85 Challenger Rd., Overpeck Center, Ridgefield Park, New Jersey 07660

                             FOLD AND DETACH HERE